Exhibit 99.1
Cidara Therapeutics Announces Janssen’s Election to Proceed Under its License Agreement Relating to Novel Drug-Fc Conjugates Targeting Influenza
Decision follows promising interim efficacy and safety data from ongoing Phase 1 and 2a trials
Cidara to receive a $7 million milestone payment and is eligible to receive an additional $685 million in milestones, plus royalties
SAN DIEGO, September 6, 2023 - Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) immunotherapies designed to save lives and improve the standard of care for patients facing serious diseases, has announced that Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, has delivered to Cidara its Election to Proceed Notice for CD388 (JNJ-0953) which is being developed for the universal prevention of influenza A and B. Responsibility for future development, manufacturing and commercialization activities of CD388 will be assumed by Janssen, which intends to transfer its rights and obligations under the agreement to another entity.
“The Election to Proceed notice represents an important accomplishment for CD388, the most advanced Cloudbreak® DFC program,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “The clinical and nonclinical data for CD388 support the potential for a single dose to provide universal protection from seasonal and pandemic influenza strains A and B. This milestone payment, in addition to potential future milestone payments, if achieved, will provide Cidara with additional non-dilutive capital that will be applied to advance our other Cloudbreak® DFC programs.”
As part of its exclusive worldwide collaboration with Janssen, Cidara is studying CD388 in Phase 1 (NCT05285137 and NCT05619536) and 2a (NCT05523089) clinical trials evaluating safety and pharmacokinetics as well as efficacy as pre-exposure prophylaxis against an influenza virus in healthy volunteers during a human challenge study. Earlier this year, Cidara announced promising interim efficacy and safety data from the Phase 2a study. The interim analysis demonstrated that a single dose of CD388 decreased viral replication in the upper respiratory tract and lowered influenza incidence rate compared to placebo. As of the interim analysis, treatment with CD388 was generally well-tolerated, with no treatment emergent adverse events leading to study discontinuation or serious adverse events reported. Cidara continues to work in collaboration with Janssen to complete the Phase 1 and Phase 2a trials and will be reimbursed for all ongoing development activities by Janssen as provided in the Janssen Collaboration Agreement. The complete CD388 Phase 2a data package is currently anticipated to be delivered to Janssen later this year.
Cidara will receive a $7 million milestone payment from Janssen for the election to proceed for CD388 and other influenza DFCs. Under the collaboration agreement, Cidara is eligible to potentially receive an additional $685 million in development, regulatory and commercial milestones, plus tiered royalties on worldwide sales.

About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel drug-Fc conjugates (DFCs). These targeted immunotherapies offer the unique opportunity to create “single molecule cocktails” comprised of targeted small molecules and peptides coupled to a human antibody fragment (Fc). DFCs are designed to save lives and improve the standard of care for patients facing cancers and other serious diseases by inhibiting specific disease targets while simultaneously engaging the immune system. In addition, Cidara received FDA approval for REZZAYO™ (rezafungin for injection), which it has licensed to multiple partners to commercialize in the U.S. and ex-U.S. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “believe,” “could,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to whether Janssen or an assignee will conduct additional clinical trials of CD388, whether CD388 will ultimately be proven safe or effective, and whether Cidara will receive any of the additional milestones or other payments for which it is eligible under the Janssen License Agreement. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities due to limitations on inspections and other COVID-19-related effects, and impacts of the COVID-19 pandemic or other obstacles on the enrollment of patients or other aspects of CD388 development. These and other risks are identified under the caption “Risk Factors” in Cidara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
Investor Contact:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
Media Contact:
Veronica Eames
LifeSci Communications
646-970-4682
veames@lifescicomms.com
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